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                                                          EXHIBIT 10(b)

                         TREASURY MANAGEMENT AGREEMENT


         THIS TREASURY MANAGEMENT AGREEMENT (this "Agreement") is made and entered into as of the 22nd day of September, 1994 by and between Manville Corporation, a Delaware corporation ("MVL"), and Schuller International Group, Inc., a Delaware corporation ("Schuller").


                                    RECITALS

                 WHEREAS, prior to the effective date of this Agreement, MVL provided to Schuller and its U.S and Canadian subsidiaries ("SII") certain treasury management services; and

                 WHEREAS, the parties hereto desire to enter into this Agreement to set forth this agreement with respect to the terms of the relationship between MVL and SII; and

                 WHEREAS, from and after the effective date of this Agreement, MVL desires to provide to or obtain for SII on a fee basis those services set forth in this Agreement (the "Treasury Services"); and

                 WHEREAS, Schuller, on behalf of SII, desires to acquire the Treasury Services pursuant to the terms and conditions set forth herein.


                                   AGREEMENT

                 NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                         1.       Services.  Effective January 1, 1994 (the
"Effective Date"), MVL shall provide to SII the Treasury Services. The Treasury Services may be provided by (i) the party obligated to provide the Treasury Service or any affiliate or employee of such party or its affiliates or (ii) any other person at the sole discretion of the party obligated to provide the service. In consideration for the payments described in Section 6 below, MVL shall:

                          (i) subject to Section 3 below, provide SII with investment services for all of SII's cash balances;

                          (ii) provide SII with monthly reports summarizing SII's cash transactions (the "Cash Management Report");

                          (iii) provide SII with banking services that coordinate all SII relationships with banks, including the establishment of bank accounts, to insure that SII receives the same banking services that MVL receives;
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                          (iv)    subject to Section 5 below, provide SII with
         foreign currency exposure management services;

                          (v) prepare SII's loan compliance packages for SII's loans, as amended from time to time, obtain funding on behalf of SII through short-term credit lines or other credit facilities, make all SII debt payments from SII's funds as required and assist SII in preparing all due diligence packages for lenders; and

                          (vi) provide SII with a quarterly analysis detailing the direct banking fees incurred by MVL.

                 2. Covenants of SII. In order for MVL to provide the Treasury Services, SII hereby covenants and agrees to:

                          (i) collect all cash receipts payable to SII through lockbox services or other collection services provided by banks approved by MVL and thereafter transfer such cash receipts and all other amounts collected by SII to the SII concentration accounts established on behalf of SII by MVL;

                          (ii) make all required payments only through banks approved by MVL;

                          (iii) notify MVL of SII's need for funds transfer, together with any other information MVL may reasonably request in connection with the funds transfer, at least one day prior to the date SII needs such transfer and authorize MVL no later than 10:00 am. MT on the date of such transfer;

                          (iv) provide MVL with an annual plan for cash flow projections and payment schedules, including any modifications thereto and any additional reports requested by MVL;

                          (v) accurately account for all cash transactions relating to SII's operations;

                          (vi) reconcile, on a monthly basis, the activity shown on the monthly statements received by SII and its banks and the Cash Management Report and report any such discrepancies to the banks or MVL, as applicable;

                          (vii) provide MVL with quarterly reports, no later than 30 days after the end of each calendar quarter, which detail all of SII's petty cash and local depository accounts described in Section 4 below, including the bank name, address, services received, current balance of accounts, maximum balance of accounts, dollar value of services and bank contact officer; and

                          (viii) promptly notify MVL of any default or potential default under any financial or credit agreement or arrangement.





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                 3.       Investing.  SII's cumulative cash balance in all
accounts, other than those described in Section 4 below, shall be netted daily by MVL against SII's daily net cash activity (total cash receipts less total cash disbursements). All excess SII funds shall be invested by MVL in separate accounts on behalf of SII and shall not be commingled with any other funds invested by MVL. All SII funds shall be invested in money market instruments approved by MVL in accordance with the investment policies established by MVL management for investment of MVL funds.

                 4. Additional Accounts. SII may establish petty cash accounts and local depository accounts at local banks without MVL's approval to ensure that funds are available to cover minor operating expenses. Such accounts, however, shall only be established with mutually agreeable capped balances and operated as imprest accounts that are replenished solely to the extent vouchers and receipts are presented.

                 5. Foreign Currency Exposure Management In the event that SII has scheduled U.S. based foreign currency sales or purchases of a "significant size," MVL may hedge such transactions with forward contracts, firmly committed. A significant size is deemed to be greater than or equal to US $50,000.00 equivalent. Shipments to various customers or invoices from various suppliers may be "bundled" into minimum material amounts for hedging purposes. If the cost of hedging is deemed to be too expensive, or the currency unacceptable, MVL will immediately notify SII of the exception. At SII's request, MVL will buy or sell foreign currency on a spot basis, or issue or collect foreign currency drafts.

                 6. Compensation for Services. By the 15th business day of each calendar month, MVL shall submit to SII an invoice describing in reasonable detail the Treasury Services provided by MVL during the prior month and the charges for such Services. SII shall remit payment to MVL in full for the invoiced charges within 30 days of the date the invoice is received.

                 7. Termination of Treasury Services. Either party hereto may terminate all or any portion of the Treasury Services on 90 days' prior written notice to the other party hereto.

                 8. MVL Indemnification. MVL shall indemnify, defend and hold harmless Schuller and any of Schuller's affiliates, directors, officers, employees, agents or permitted assigns (other than MVL) (each, a "SII Party") from and against all liabilities, claims, damages, losses and expenses (including, but not limited to, court costs and reasonable attorneys' fees) (collectively, "Claims"), caused by or arising in connection with MVL's gross negligence or willful misconduct in its fulfillment of its obligations hereunder unless such Claims are attributable to the acts or omissions of any SII Party. Notwithstanding the foregoing, MVL shall not be liable for any special, indirect, incidental or consequential damages relating to any such Claims. Except as provided above, MVL shall not be liable for any Claims of the SII Parties, relating to or arising from this Agreement.





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                 9.       Schuller Indemnification.  Schuller shall indemnify,
defend and hold harmless MVL and any of MVL's affiliates, directors, officers, employees, agents or permitted assigns (other than Schuller) (each a "MVL Party") from and against all Claims caused by or arising in connection with Schuller's gross negligence or willful misconduct in its fulfillment of its obligations hereunder unless such Claims are attributable to the acts or omissions of any MVL Party. Notwithstanding the foregoing, Schuller shall not be liable for any special, indirect, incidental or consequential damages relating to any such Claims. Except as provided above, Schuller shall not be liable for any Claims of the MVL Parties, relating to or arising from this Agreement.

                 10. Information. SII hereby covenants and agrees to provide MVL with all information regarding SII and other assistance necessary for MVL to comply with all applicable, federal, state, county and local laws, ordinances, regulations and codes, including but not limited to, securities laws, stock exchange rules and other rules and regulations (the "Laws").

                 11. Confidential Information. MVL and Schuller hereby covenant and agree to hold in trust and maintain confidential all Confidential Information relating to the other party or any of its subsidiaries, except for such information as (i) becomes known to the public (other than through a breach hereof) or (ii) is required to be disclosed by any Law. Confidential Information shall mean all information disclosed by either party to the other in connection with this Agreement whether orally, visually, in writing or in any other tangible form, and includes, but is not limited to, technical, economic and business data, know-how, flow sheets, drawings, business plans, computer information data bases, and the like. Without prejudice to the rights and remedies otherwise available to any party to this Agreement, a party disclosing any Confidential Information shall be entitled to equitable relief by way of an injunction if the other party hereto breaches or threatens to breach any provision of this Section 11.

                 12. Assignment. Except as specifically set forth herein, MVL shall not assign or transfer any of MVL's rights or duties under this Agreement to any person or entity without the prior written consent of Schuller.

                 13. Notices. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, if delivered by hand or intercompany mail, or five (5) days after posting if sent by certified mail, return receipt requested to the following addresses:

         MVL:


                 Manville Corporation
                 P.O. Box 5108
                 Denver, Colorado 80217
                 Attention:  Treasury Department





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         With a copy to:

                 Manville Corporation
                 P.O. Box 5108
                 Denver, Colorado 80217
                 Attention:  Legal Department


         Schuller:


                 Schuller International Group, Inc.
                 P.O. Box 5108
                 Denver, Colorado  80217
                 Attention:  Senior Vice President-Finance

         With a copy to:

                 Schuller International Group, Inc.
                 P.o. Box 5108
                 Denver, Colorado  80217
                 Attention:  Legal Department


or to such other address as either party may have furnished to the other in writing in accordance with this Section 13.

                 14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to its conflicts of law principles.

                 15. Suspension. The obligations of any party to perform any acts hereunder may be suspended if such performance is prevented by fires, strikes, embargoes, riot, invasion, governmental interference, inability to secure goods or materials, or other circumstances outside the control of the parties.

                 16. Severability. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

                 17. Rights Upon Termination. Upon termination or expiration of this Agreement or any portion of the Treasury Services described herein, each party shall, upon request, forthwith return to the other party all reports, paper, material and other information provided pursuant to this Agreement. In addition, each party will assist the other in the orderly termination of this Agreement or any portion of the Treasury Services described herein.





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                 18.      Amendment.  This Agreement may only be amended by a
written agreement executed by both of the parties hereto.

                 19. Entire Agreement. This Agreement, including any exhibits, constitutes the entire agreement between the parties, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter thereof.

                 20. Counterparts This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one agreement.

                 21. Transfer of Employees. To the extent employees of MVL with the responsibility for the provision of Treasury Services are transferred to SII, Schuller shall cause treasury services similar to those previously provided by such employees to SII to be provided to MVL on the terms and conditions contained herein, substituting MVL for SII and SII for MVL.





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         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.


                                  MANVILLE CORPORATION, a Delaware
                                  corporation



                                  By /s/ RICHARD B. VON WALD
                                    ----------------------------------------
                                    Name:  Richard B. Von Wald
                                    Title  Senior Vice President,
                                           General Counsel and Secretary



                                  SCHULLER INTERNATIONAL GROUP, INC., a
                                  Delaware corporation



                                  By /s/ KENNETH L. JENSEN
                                    ----------------------------------------
                                    Name:  Kenneth L. Jensen
                                    Title:    Senior Vice President, Finance





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